Exhibit 99.2

Health Assurance Acquisition Corp. Releases Letter to Shareholders

Cambridge, Massachusetts, October 27, 2022 – Health Assurance Acquisition Corp. (Nasdaq: HAAC) Chairman and Chief Executive Officer Hemant Taneja today issued the following letter:

Dear Health Assurance Acquisition Corp. Shareholders,

On November 16, 2020, following the initial phase of the COVID-19 pandemic, we set out on a journey to partner with a team and company that we believed could become an iconic category winner in the public market and accelerate the digital transformation of healthcare into a new system of health assurance.

This new system of consumer-centric, data-driven, cloud-based healthcare is designed to help people stay healthy and avoid today’s “sick care” paradigm. Health assurance companies deliver modern consumer health experiences while decreasing healthcare’s overall GDP and are rooted in partnership with existing care providers. With our highly experienced founding team and you as our shareholders, we aligned behind the goal of bringing a venture, health assurance mindset to the public market by combining with and committing to a company that valued deep experience, honest partnership, and patient capital.

While HAAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses, it meaningfully distinguishes itself from a traditional SPAC by aligning stakeholder interests and rewarding sustained, long-term performance under our innovative, Stakeholder Aligned Initial Listing℠, or SAIL℠ structure. This structure not only fully aligned our economic incentives with those of our potential partner, but also reflected our values and long-term, mission oriented approach to health assurance.

After meeting with companies over the last two years, we have never had more conviction in our belief that the intersection of technology and healthcare is one of the most significant value creation opportunities of this decade, and that over this time frame, 10 to 20 new businesses will have the opportunity to become very large platforms that will shape parts of our emergent health assurance system.

Unfortunately, evolving macro, market and regulatory dynamics have made this a particularly challenging time for companies to consider going public, and despite highly engaged conversations with some of the leading private healthcare technology companies, many of whom appreciated the strategic value of HAAC’s structure and team, we were unable to find a target that we believe would truly achieve the objectives that we had set out to accomplish. As a result, we believe it is best to return the capital that you entrusted to us and thank you for your partnership and confidence.

Although this opportunity has proven unsuccessful, we remain steadfast in our beliefs that: (1) healthcare is a complex and inflexible system underpinned by misaligned incentives across the stakeholder ecosystem that result in poor patient outcomes and high costs of care; (2) the intersection of technology and healthcare is one of the most significant value creation opportunities of this decade and the most important area where entrepreneurs can make a difference to society; and (3) this is the pivotal moment to invest in healthcare innovation.

We look forward to continuing to empower founders and companies to accelerate the transformation of the healthcare industry into an equitable system of health assurance in service of a healthier society. We are incredibly grateful for your collaboration and support over the last two years and hope to partner with you again in the future.

Sincerely,

Hemant Taneja

Chairman and Chief Executive Officer